Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Insured Dividend Advantage Municipal Fund
333-59770, 811-09475




Additional shares of the preferred class of the registrants securities have been registered, as stated in the Statement
Establishing and Fixing the Rights and Preferences of Munifund Term Preferred Shares dated October 14, 2009; the form of this statement was filed as Appendix A to the Prospectus in the Registrants N-2/A filing on October 13,
2009, Accession No. 0001193125-09-207255.